Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
April 30, 2019	President and CEO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES INCREASED NET INCOME AND EARNINGS

PER SHARE FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2019

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $747 thousand or $0.42 per diluted share, for the three months ended March 31, 2019 as compared to $634 thousand or $0.35 per diluted share for the same period in 2018. The $113 thousand increase in net income during the three months ended March 31, 2019 was primarily attributable to a $168 thousand increase in net interest income and a $10 thousand decrease in non-interest expense, which were partially offset by a $33 thousand decrease in other non-interest income and a $32 thousand increase in income tax expense. The increase in net interest income during the three months ended March 31, 2019 was attributable to a $676 thousand increase in interest income, which was partially offset by a $508 thousand increase in interest expense. The increase in interest income was primarily attributable to higher average yields on the Company’s investment and mortgage-backed securities as well as an increase in average loan balances and yields when compared to the same period in 2018. The increase in interest expense was primarily attributable to higher rates paid on Federal Home Loan Bank (“FHLB”) borrowings and time deposits and higher average balances of FHLB borrowings outstanding during the three months ended March 31, 2019 when compared to the same period in 2018. The decrease in non-interest income for the three months ended March 31, 2019 was primarily attributable to a $26 thousand increase in impairment charges related to the Company’s private label mortgage-backed securities portfolio when compared to the same period in 2018. The increase in income tax expense for the quarter ended March 31, 2019 was primarily attributable to higher levels of taxable income when compared to the same period in 2018.

Net income for the nine months ended March 31, 2019 totaled $2.2 million or $1.22 per diluted share, as compared to $1.5 million or $0.84 per diluted share for the same period in 2018. The $646 thousand increase in net income during the nine months ended March 31, 2019 was primarily attributable to a $549 thousand increase in net interest income and a $183 thousand decrease in income tax expense, which were partially offset by a $53 thousand decrease in non-interest income, a $20 thousand increase in provision for loan losses and a $13 thousand increase in non-interest expense during the nine months ended March 31, 2019, compared to the same period of 2018. The increase in net interest income during the nine months ended March 31, 2019 was attributable to a $2.0 million increase in interest income, which was partially offset by a $1.4 million increase in interest expense. The increase in interest income was primarily attributable to higher average yields on the Company’s investment and mortgage-backed securities as well as an increase in average loan balances and yields when compared to the same period in 2018. Also contributing to the increase in interest income for the nine months ended 2019 were higher average yields attributable to dividends received on FHLB stock. The increase in interest expense was primarily attributable to higher average market rates paid on FHLB borrowings and time deposits, during the nine months ended March 31, 2019, when compared to the same period in 2018. The decrease in non-interest income for the quarter ended March 31, 2019 was primarily attributable to higher impairment charges on the Company’s private label mortgage-backed securities portfolio, and lower revenues from ATM fee income, service charges on deposit accounts, and bank-owned life insurance, when compared to the same period in 2018. The increase in the provision for loan losses was primarily attributable to higher levels of loans for land acquisition and development, and commercial real estate, during the nine months ended March 31, 2019 compared to the same period of 2018. The decrease in income tax expense for the nine months ended March 31, 2019 was primarily the result of the absence of an additional $133 thousand federal income tax expense during the nine months ended March 31, 2018 due to the write down of the Company’s net deferred tax assets associated with the Tax Cuts and Jobs Act of 2017, which was partially offset by higher taxable income and the reduced corporate federal tax rate effective January 1, 2018.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	March 31, 2019 (Unaudited)	June 30, 2018 (Unaudited)
Total assets	$356,358	$352,288
Cash and Cash Equivalents	4,204	2,441
Certificates of Deposits	1,346	350
Investment securities available-for-sale	134,605	128,811
Investment securities held-to-maturity	3,995	6,181
Mortgage-backed securities held-to-maturity	109,270	115,857
Net loans receivable	88,846	84,675
Deposits	145,932	145,023
FHLB advances: long-term, fixed-rate	15,000	—
FHLB advances: long-term, variable-rate	85,000	—
FHLB advances: short-term	71,922	171,403
Equity	35,296	34,017
Book value per share – Common Equity	18.16	17.27
Book value per share – Tier I Equity	18.36	17.37
Annualized Return on average assets	0.83%	0.60%
Annualized Return on average equity	8.54%	6.31%
Tier I leverage ratio	10.21%	9.65%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	(Unaudited)		(Unaudited)
	2019	2018	2019	2018
Interest income	$3,158	$2,482	$8,932	$6,956
Interest expense	1,326	818	3,565	2,138

Net interest income	1,832	1,664	5,367	4,818
Provision for loan losses	10	10	42	22

Net interest income after provision for loan losses	1,822	1,654	5,325	4,796
Non-interest income	87	120	307	360
Non-interest expense	897	907	2,752	2,739

Income before income tax expense	1,012	867	2,880	2,417
Income taxes	265	233	701	884

NET INCOME	$747	$634	$2,179	$1,533

EARNINGS PER SHARE:
Basic	$0.42	$0.35	$1.22	$0.84
Diluted	$0.42	$0.35	$1.22	$0.84
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	1,772,165	1,828,283	1,782,512	1,826,568
Diluted	1,772,165	1,829,750	1,782,584	1,827,057